Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

Storage Alliance, Inc.

Calgary, Canada

We hereby consent to the use in the Prospectus constituting a part of this SB-2 Registration Statement of our reports dated February 11, 2003, relating to the consolidated financial statements of Storage Alliance, Inc. (formerly Cascadia Capital Corporation), which is contained in that Prospectus. Our reports contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Dunwoody LLP

Chartered Accountants

Calgary, Alberta
June 13, 2003